AMENDED AND RESTATED EMPLOYMENT SEPARATION AGREEMENT

This Amended and Restated Employment Separation Agreement (this “Agreement”), dated as of December 31, 2008, is entered into by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1 Route 17 South, Saddle River, New Jersey 07458, and Mr. Jeffrey E. Smith, residing at                           (the “Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Separation Agreement, effective as of May 15, 2006 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), and to make certain other clarifying changes, with this Agreement to supersede the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereby agree as follows:

1.           Employment.                                In connection with the Executive’s acceptance of that certain offer of employment letter dated May 5, 2006 and contingent upon the Executive’s appointment by the Company’s Board of Directors (the “Board”), the Company shall employ the Executive as Executive Vice President, Chief Financial Officer and Treasurer commencing on or about May 15, 2006 which employment shall terminate upon notice by either party, for any reason.  Executive understands and agrees that his employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

2.           Termination Benefits.

a.           In further consideration for Executive’s agreement to execute the PDI Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement (the “Confidentiality Agreement”), the Company agrees that if it terminates the Executive’s employment without Cause (as defined below) or if the Executive terminates his employment as provided for in Section 2b. hereof, and, in each instance, as of the 30th day following his termination, the Executive has executed the PDI Agreement and General Release given to him upon such termination (the “Release”), any applicable revocation period has expired and Executive has not revoked the Release during such revocation period, then:

i.
If the Executive terminates his employment before May 15, 2007, the Executive shall be paid a lump sum payment equal to (y) the product of twelve (12) times his Base Monthly Salary, plus (z) the average annual cash incentive compensation paid to the Executive during the three years immediately preceding the termination date, or such shorter period if applicable. For purposes of the average calculation, any amount paid for 2006 will be annualized. The sum of (y) and (z) is referred to herein as the “Severance Payment”.

ii.
If such termination occurs after May 15, 2007 the Executive shall be paid a lump sum payment equal to (y) the product of eighteen (18) times his Base Monthly Salary, plus (z) the average cash incentive compensation paid to the Executive during the most recent three years immediately preceding the termination date for

iii.
which such incentive compensation was paid, or such shorter period, For purposes of the average calculation, any amount paid for 2006 will be annualized. The sum of (y) and (z) is referred to herein as the “Severance Payment”.  Subject to Section 2(d) below, such payment shall be made within forty-five (45) days after Executive’s termination date.

b.           In the event that the Company is obligated to pay the Executive the Severance Payment, in addition to such payment the Company shall reimburse Executive for the cost of the premiums for the continuation of the Executive’s health and welfare benefits under the Company’s group health plan under COBRA for up to twelve (12) months (the “COBRA Benefit”), provided that no reimbursement shall be paid unless and until Executive submits proof of payment acceptable to the Company within 90 days after Executive incurs such expense.  Any reimbursements of the COBRA premium that are taxable to the Executive shall be made on or before the last day of the year following the year in which the COBRA premium was incurred, the amount of the COBRA premium eligible for reimbursement during one year shall not affect the amount of COBRA premium eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.  If the Executive becomes employed by a third party and is entitled to comparable health and welfare benefits then the Company is entitled to discontinue the COBRA Benefit.

c.           All payments due hereunder shall be subject to withholding for applicable federal, state and local income and employment related taxes. In the event of any termination of the Executive’s employment with the Company, the Executive shall continue to be bound by the confidentiality, non-solicitation, non-competition and other provisions set forth in the Confidentiality Agreement for the periods set forth therein.  No termination benefits will be paid if the Executive resigns or terminates his employment for any reason other than as set forth in Section 2b. below or if the Company terminates the Executive’s employment for Cause (as defined below) as determined by the Board (or a committee of the Board).

d.           Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination of employment.  Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment.  The 6-month payment delay requirement of this Section 2(d) shall apply only to the extent that the payments under this Section 2 are subject to Code Section 409A.  With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.

e.           Subject to the terms and conditions set forth in Section 2a. above, the Executive shall be entitled to the Severance Payment and the COBRA Benefit if he terminates his employment with the Company because (i) the Executive suffers a substantial adverse change in his title or responsibilities (for the avoidance of doubt, this would include the Executive no longer being the CFO of the publicly traded Company, no matter what the reason), or (ii) the Executive suffers a reduction in his annual base salary, or (iii) if  the Company modifies the Executive’s overall compensation plan in a manner that materially reduces the Executive’s earning potential, or (iv) if the Company relocates it’s principal place of business more than 50 miles from the Executives current residence; provided, however, that with respect to items (i), (ii) and (iii) above, within thirty (30) days of written notice by the Executive, the Company has not cured, or commenced to cure, such substantial adverse change or reduction.

3.           Definitions.

a.           Cause shall mean (1) despite adequate warnings, the failure by the Executive to satisfactorily perform the duties and responsibilities of the position held for any reason other than total or partial incapacity due to physical or mental illness; (2) the failure to adhere to generally accepted standards of conduct in the workplace and/or the Company’s policies and procedures; (3) the failure to adhere to moral and ethical business principles; (4) Executive's conviction of a crime (including entry of a nolo contendere plea); or (5) any act of dishonesty in the commission of his duties.

b.           Base Monthly Salary shall mean an amount equal to one-twelfth of the Executive's then current annual base salary.  Base Monthly Salary shall not include incentives, bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to employees of the Company at the executive level.

4.   Integration; Amendment.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein.   No amendments or additions to this Agreement or the Confidentiality Agreement shall be binding unless in writing and signed by both parties.

5.   Governing Law; Headings.  This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.   Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

6.   Jurisdiction.  Except as otherwise provided for herein, each of the parties (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party.  Nothing in this Section 6, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

7.	Assignment. This Agreement may and shall be assigned or transferred to, and be binding upon and hall inure to the benefit of any Successor Company (any company that acquires 50% or more of the Company or is the surviving entity in the event of a acquisition, merger, combination or similar transaction).

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

_/s/ Jeffrey E. Smith_________
Jeffrey E. Smith

PDI, INC.

By: __/s/ Nancy Lurker________
Nancy Lurker
                          Chief Executive Officer